News
Merrill Lynch & Co., Inc.

World Headquarters North Tower World Financial Center New York, New York 10080

Release date: January 15, 2008

For information contact:
Media Relations:
Jessica Oppenheim
(212) 449-2107
Jessica_oppenheim@ml.com

Investor Relations:
Sara Furber
(866) 607-1234
Sara_furber@ml.com
MERRILL LYNCH ENHANCES ITS CAPITAL
POSITION WITH AGREEMENT TO ISSUE $6.6 BILLION IN
PREFERRED STOCK TO LONG-TERM INVESTORS
     NEW YORK, January 15 — Merrill Lynch (NYSE: MER) today announced it has enhanced its capital position by reaching agreements to issue $6.6 billion of mandatory convertible preferred stock in private placements to long-term investors, primarily from Korean Investment Corporation, Kuwait Investment Authority, and Mizuho Corporate Bank.
     “I am very pleased with today’s announcement,” said John A. Thain, chairman and CEO of Merrill Lynch. “One of my main priorities over the last several weeks has been to ensure Merrill Lynch’s balance sheet is strong, and these transactions make certain that Merrill Lynch is well-capitalized. In addition, the benefits of Merrill Lynch’s collaboration with these high quality, long-term investors are significant. Through their global reach and diverse client relationships, we are looking forward to more strategic opportunities around the world.”
-MORE-

     Additional terms relating to the sale of the preferred stock are attached to this press release.
     Regarding the Kuwait Investment Authority, Mr. Thain said, “Kuwait Investment Authority is one of the oldest and most successful sovereign investors in the world, and we are very pleased to be partnering with them. The Middle East is one of the world’s fastest growing regions, and we look forward to our relationship with Kuwait Investment Authority providing Merrill Lynch with additional opportunities to grow its presence there.”
     “Merrill Lynch has a long-standing relationship with Mizuho Corporate Bank and this investment provides us with significant strategic advantages. Because of their extensive corporate client base in Japan and their deep network in China, the Pacific Rim and globally, we expect future collaboration with Mizuho to be very productive,” said Mr. Thain.
     TPG-Axon Capital, The New Jersey Division of Investment, The Olayan Group, and T. Rowe Price Associates Inc. on behalf of various clients are also investors and are subject to the same terms listed on the attached term sheet.
     All the above mentioned investors will be passive investors in Merrill Lynch and none of the investors will have any rights of control or role in the governance of Merrill Lynch.
     As previously disclosed, Merrill Lynch plans to announce fourth-quarter and full-year 2007 results on January 17.
* * *
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 40 countries and territories and total client assets of almost $2 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com

* * *
     Mizuho Corporate Bank is a core subsidiary company of Mizuho Financial Group, which is a leading Japanese financial group.
     The Bank has a unique business model offering a blend of commercial and investment banking services and is regarded as a top bank in the wholesale banking area, leveraging a solid customer base and strong relationships with prominent domestic companies.
     In addition to its overseas operations in the US, Europe and Asia, the Bank acquired US FHC status in 2006 and has committed to further strengthening its investment banking business globally. The Bank is rated A+ and Aa2 from S&P and Moody’s, respectively.
* * *
     Kuwait has the oldest Sovereign Wealth Fund in the world. It started as the Kuwait Investment Board in London in 1953. In 1982, Kuwait Investment Authority in Kuwait was established as an autonomous government body responsible for the management of the assets of the country.
     The KIA’s main role is to transfer a single non recurring asset, which has a high volatility and risk, into a diversified portfolio of financial assets. For more information on KIA, please visit www.kia.gov.kw
# # #

Preferred Stock Terms

Security	Non Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 1

Issuer	Merrill Lynch & Co., Inc. or the “Company”

Dividend	9% per annum

Reference Stock Price	$52.40 (equal to the 3-day average closing price per share of the Company’s common stock ending on Friday, January 11, 2008).

Conversion Premium	17%

Maturity	2 3/4 years

Liquidation Preference	$100,000 per share

Mandatory Conversion at Maturity (Shares per Security)	• If the Company’s share price is below 100% of the Reference Stock Price (the “Minimum Conversion Price,”) the Liquidation Preference divided by the Minimum Conversion Price.

• If the Company’s share price is above 117% of the Reference Stock Price (the “Maximum Conversion Price”), the Liquidation Preference divided by the Maximum Conversion Price.

• If the Company’s share price is between the Minimum Conversion Price and the Maximum Conversion Price, the Liquidation Preference divided by the Company’s share price.

Lock-Up	Investors are not permitted to sell, transfer or hedge, directly or indirectly, their preferred stock (or underlying common stock) at any time during the one-year period following the closing.

Standstill	Customary two-year standstill that includes, among other things, a prohibition on (i) acquisitions of additional voting securities (or securities convertible into voting securities) that would cause an investor to own more than 9.9% of the Company’s outstanding common stock (or securities convertible into common stock), (ii) proposals to acquire the Company or (iii) otherwise seeking to influence or control the Company.

Price “Reset”	Subject to certain conditions and exceptions, if the Company sells or agrees to sell more than $1bn of any common stock (or equity securities convertible into common stock) within one year of closing at a purchase, conversion or reference price per share less than $52.40, then the conversion ratio for the preferred stock shall be adjusted to compensate the investor on a “full-ratchet” basis.

Preemptive Rights	Subject to certain conditions and exceptions, if the Company offers to sell common stock (or securities convertible into common stock) in a public or private offering, each investor shall have the right to acquire from the Company, for the same price and on the same terms as such securities are offered, in the aggregate up to the amount of such securities required to enable the investor to maintain its then-current ownership interest in the Company’s common stock. The investors do not have these preemptive rights until the aggregate gross proceeds of such offerings by the Company exceeds

$1billion.

Each investor’s preemptive rights terminate upon the earlier of: (i) the conversion of the investor’s preferred stock into common stock, and (ii) such time as the investor no longer owns at least 75% of the preferred stock it purchased, including as a result of hedging transactions.

Registration	Customary registration rights.

Antidilution	Customary antidilution protection.